Exhibit 99.1



                          ADVANCED NUTRACEUTICALS, INC.
                              (NASDAQ symbol: ANII)

       Advanced Nutraceuticals, Inc. Announces Finalization of Agreements
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                   for Conversion of $1.6 Million in Debt to
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                  Common Stock and Other Corporate Developments
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Denver, CO, September 13, 2002 - Advanced  Nutraceuticals,  Inc. (NASDAQ: ANII),
announced today that it has reached agreements to convert $1,562,440 of convertible notes payable to directors and their affiliates, otherwise scheduled to mature during the period beginning November 2002 through July 2003, into 2,840,800 shares of ANII common stock. The conversion price agreed to was $0.55 per share, which represents approximately a 20% premium to the current trading market value. Management of the Company believes that the conversion is significant as it improves the financial position of the Company and improves the Company's prospects of extending or securing an alternative financing arrangement for, its senior debt facility, which matures in November 2002.

ANII's operations are conducted through two wholly owned subsidiaries, Bactolac Pharmaceutical Inc. and ANI Pharmaceuticals, Inc. (ANIP). Bactolac is a private label contract manufacturer of vitamins and supplements located in Hauppauge, New York. Under the direction of its founder, Dr. Pailla Reddy, Bactolac continues to show solid increases in revenues and profits, in a market that is currently facing competitive pressures. Much of this improvement is attributed to Dr. Reddy's continuing commitment to customer satisfaction, combined with Bactolac's modern facility, which was recently upgraded with state-of-the-art lab equipment, high speed manufacturing equipment, in-house thin film coating equipment and flexible packaging equipment resulting in faster product turn around times and greater control of the quality and production processes.

ANIP is a contract and private label manufacturer of over-the-counter liquid and powder pharmaceutical products, primarily liquid stomach remedies, located in Gulfport, MS. ANIP has incurred significant losses from operations. The goodwill associated with the ANIP acquisition was written off earlier this year, as previously disclosed. Based on recent increases in the backlog of open orders combined with expense reductions, management is cautiously optimistic about future results of ANIP. Management continues to closely monitor the performance of this subsidiary, while exploring possible alternative strategic opportunities to best enhance the performance and value of the Company.

In June 2001, ANII sold its former subsidiary, Nutrition For Life International, Inc. ("NFLI") and received cash and two notes, a $5 million note payable in quarterly installments as part of the purchase price and a $650,000 note to Bactolac due in June 2002 in connection with a receivable for product sales. The $650,000 note was not paid when due and ANII believes that NFLI is not in compliance with various non-monetary provisions of the $5 million note. NFLI has claimed that ANII owes NFLI approximately $500,000 for various expenses. ANII believes that NFLI's claims have no merit.

At the time the sale of NFLI was recorded, ANII accounted for the two notes on the cost recovery method, and the remaining $5.2 million in face amounts outstanding on these notes is currently carried on ANII's balance sheet at approximately $690,000. ANII is currently in the process of evaluating the need to record an additional reserve of this remaining balance during the fourth quarter of the current fiscal year.


For additional information contact:

Jeff McGonegal (303) 475-3786 (Email: jmcgonegal@anii.cc) or
Gregory Pusey (303) 722-4008 (Email: gpusey@anii.cc)

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This press  release  includes  "forward  looking  statements"  as defined by the
Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are
based  on  certain  assumptions  made  based  on  experience,   expected  future
developments   and  other   factors  ANII  believes  are   appropriate   in  the
circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of ANII. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Furthermore, ANII does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.